Exhibit.23m(1)12b-1 Distribution Plan

                                DISTRIBUTION PLAN
                                       OF
                              DOMINION FUNDS, INC.
                      (Dominion Insight Growth Fund Series)


     SECTION 1. Dominion Funds, Inc. (the "Company") may act as a distributor of the shares (the "Shares") of its Dominion Insight Growth Fund series (the "Fund"), pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), according to the terms of this Distribution Plan ("Plan").

     SECTION 2. The Company may incur as a distributor of the Shares expenses of up to fifty one-hundredths of one percent (0.50%) per annum of the Fund's average daily net assets.

     SECTION 3. Amounts set forth in Section 2 may be expended when and if authorized in advance by the Company's Board of Directors. Such amounts may be used to finance any activity which is primarily intended to result in the sale of the Shares, including, but not limited to, expenses of organizing and conducting sales seminars, printing of prospectuses and statements of additional information (and supplements thereto) and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature, supplemental payments to dealers under a dealer incentive program to be established by Dominion Capital Corporation ("Distributor") as the distributor of the Shares in accordance with Section 4, and the costs of administering this Plan. All amounts expended pursuant to this Plan shall be paid to Distributor or, pursuant to the dealer incentive program or Bank Shareholder Service Agreements, to dealers or to banks, which payments are the legal obligation of the Company and not of Distributor. Distributor shall be required to use such amounts exclusively to finance those activities set forth in Sections 3 and 4 of this Plan.

     SECTION 4. (a) Amounts expended by the Company under this plan shall be used in part for the implementation by Distributor of a dealer incentive program with respect to the Shares.

          (b) Pursuant to such dealer incentive program, Distributor may enter into agreements substantially in the form attached hereto as Exhibit A ("Dealer Assistance Agreements") with such broker-dealers ("Dealers") as may be selected from time to time by Distributor for the provision of distribution assistance in connection with the sale of Shares to the Dealers' clients and

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customers ("Customers") and for the provision of administrative support services to Customers who may from time to time directly or beneficially own Shares. The distribution assistance and administrative support services to be rendered by Dealers under the Dealer Assistance Agreements may include, but shall not be limited to, the following: distributing sales literature; answering routine Customer inquiries concerning the Fund and the Shares; assisting Customers in changing dividend options, account designations and addresses, and in enrolling into any of several retirement plans offered in connection with the purchase of Shares; assisting in the establishment and maintenance of customer accounts and records and in the processing of purchase and redemption transactions; investing dividends and capital gains distributions automatically in Shares and providing such other information and services as the Company or the Customer may reasonably request.

          (c) Distributors may also enter into Bank Shareholder Service Agreements substantially in the form attached hereto as Exhibit B ("Bank Agreements") with selected banks acting in an agency capacity for their customers ("Banks"). Banks acting in such capacity will provide shareholder assistance services to their customers as set forth in the Bank Agreements from time to time.

     SECTION 5. This Plan shall not take effect until it has been approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund.

     SECTION 6. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority of both (a) the Board of Directors of the Company and (b) those directors of the Company who are not "interested persons" of the Company (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Non-interested Directors"), cast in person at a meeting called for the purpose of voting on this Plan or such agreements.

     SECTION 7. Unless terminated earlier pursuant to Section 9, this Plan shall continue in effect for a period of one (1) year from the date it takes effect and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 6.

     SECTION 8. Distributors shall provide to the Company's Board of Directors, and the Board of Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

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     SECTION 9. This Plan may be terminated at any time by vote of a majority of the Company's Non-interested Directors, or by vote of a majority of the Fund's outstanding voting securities, and shall terminate in the event of its "assignment," as that term is defined in the 1940 Act. If this Plan is terminated, the obligation of the Company to make payments pursuant to this Plan will also cease and the Company will not be required to make any payments beyond the termination date, even with respect to expenses incurred prior to the termination date.

         SECTION 10. Any agreement related to this Plan shall be made in writing, and shall provide:

          (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Company's Non-interested Directors or by a vote of the Fund's outstanding voting securities, on not more than sixty
(60) days' written notice to any other party to the agreement; and

          (b) that such agreement shall terminate automatically in the event of its assignment.

     SECTION 11. This Plan may not be amended to increase materially the amount of distribution expenses provided for in Section 2 hereof unless such amendment is approved in the manner provided in Section 5 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for in Section 6 hereof.

                                        DOMINION FUNDS, INC.
                                        on behalf of its
                                        Dominion Insight Growth Fund Series


Attest:                                 By:
        ----------------------              ----------------------------------
       Secretary                            President

Plan effective as of                                    , 1992.
                     -----------------------------------

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